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                                                                    Exhibit 10.8

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                            SHARE PURCHASE AGREEMENT

                             for the purchase of the
                         entire issued share capital of

                        SPORT SOCKS CO. (IRELAND) LIMITED

                                  by and among

                                   GCIH, INC.,
                                JAMES P. MANNING
                                       and
                                 EILEEN MANNING

                                December 16, 1997

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                                TABLE OF CONTENTS

                                                                          Page

Section 1.  Purchase and Sale................................................2
      1A.   Purchase and Sale of the Shares..................................2
      1B.   Purchase Price...................................................2
      1C.   The Closing......................................................2

Section 2.  Representations and Warranties of the Sellers With Respect to
            the Company .....................................................3
      2A.   Organization, Corporate Power and Licenses.......................4
      2B.   Share Capital and Related Matters................................4
      2C.   Subsidiaries; Investments........................................4
      2D.   Authorization; No Breach.........................................4
      2E.   Financial Statements.............................................5
      2F.   Absence of Undisclosed Liabilities...............................5
      2G.   Accounts Receivable..............................................6
      2H.   Inventory........................................................6
      2I.   Product Warranty.................................................6
      2J.   No Material Adverse Effect.......................................6
      2K.   Absence of Certain Developments..................................6
      2L.   Assets...........................................................8
      2M.   Tax Matters......................................................8
      2N.   Contracts and Commitments.......................................13
      2O.   Intellectual Property Rights....................................15
      2P.   Litigation, etc. ...............................................16
      2Q.   Brokerage.......................................................16
      2R.   Insurance.......................................................16
      2S.   Employees.......................................................16
      2T.   Employee Benefits...............................................17
      2U.   Compliance with Laws; Permits...................................19
      2V.   Environmental and Safety Matters................................19
      2W.   Affiliate Transactions..........................................20
      2X.   Suppliers and Customers.........................................20
      2Y.   Real Property...................................................21
      2Z.   Fees and Expenses...............................................21
      2AA.  Sufficiency of Assets...........................................22
      2BB.  Exclusivity.....................................................22
      2CC.  IDA Grants......................................................22

Section 3.  Representations and Warranties of the Sellers...................22
      3A.   Power and Authority.............................................22
      3B.   Authorization; No Breach........................................22
      3C.   Title to Shares.................................................23
      3D.   Brokerage.......................................................23
      3E.   Litigation, etc. ...............................................23


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Section 4.  Representations and Warranties of the Purchaser.................23
      4A.   Organization. ..................................................23
      4B.   Authorization; No Breach. ......................................23
      4C.   Brokerage.......................................................24

Section 5.  Confidentiality, Noncompetition and Nonsolicitation for
            James P. Manning ...............................................24
      5A.   Confidential Information........................................24
      5B.   Work Product....................................................24
      5C.   Noncompete, Nonsolicitation.....................................25

Section 6.  Indemnification.................................................26
      6A.   Survival of Representations and Warranties......................26
      6B.   General Indemnification. .......................................26

Section 7.  Conditions to Closing...........................................30
      7A.   Conditions of the Purchaser's Obligations at the Closing........30
      7B.   Waiver..........................................................32
      7C.   Conditions of the Sellers' Obligations at the Closing...........32
            (i)   Representations and Warranties; Covenants.................32
            (ii)  Litigation................................................32
            (iii) Consents and Approvals....................................32
            (iv)  Escrow Agreement..........................................33
            (v)   Auburn Purchase Agreement.................................33
            (vi)  Indemnification Agreement.................................33
            (vii) Closing Documents.........................................33
      7D.   Waiver..........................................................33

Section 8.  Pre-Closing Covenants and Agreements............................33
      8A.   General.........................................................33
      8B.   Third Party Notices and Consents................................33
      8C.   Operation of Business...........................................34
      8D.   Full Access.....................................................34
      8E.   Notice of Material Developments.................................34
      8F.   Exclusivity.....................................................34
      8G.   Tax Matters.....................................................35
      8H.   Intercompany Obligations/Affiliate Transactions.................35
      8I.   Termination.....................................................35
      8J.   Effect of Termination...........................................36

Section 9.  Post-Closing Covenants and Agreements...........................36
      9A.   Certain Tax Matters.............................................36
      9B.   Press Release and Announcements.................................37
      9C.   Litigation Support..............................................37
      9D.   Transition......................................................38
      9E.   General.........................................................38


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Section 10.  Definitions....................................................38

Section 11.  Miscellaneous..................................................44
      11A.  Fees and Expenses...............................................44
      11B.  Remedies........................................................44
      11C.  Consent to Amendments; Waivers..................................44
      11D.  Successors and Assigns..........................................45
      11E.  Severability....................................................45
      11F.  Counterparts....................................................45
      11G.  Descriptive Headings; Interpretation............................45
      11H.  Entire Agreement................................................45
      11I.  No Third-Party Beneficiaries....................................45
      11J.  Schedules and Exhibits..........................................45
      11K.  GOVERNING LAW; WAIVER OF JURY TRIAL.............................46
      11L.  Notices.........................................................46
      11M.  Jurisdiction and Venue..........................................48
      11N.  No Strict Construction..........................................48


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                            EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A       -   Share Ownership
Exhibit B       -   Form of Escrow Agreement


Schedules:

Schedule 1C     -   Manning Note Payable
Schedule 2B     -   Capital Stock of Each Company
Schedule 2C     -   Subsidiaries
Schedule 2D     -   Consents
Schedule 2E     -   Financial Statements
Schedule 2F     -   Disclosed Liabilities
Schedule 2G     -   Accounts Receivable
Schedule 2I     -   Product Warranty
Schedule 2K     -   Absence of Certain Developments
Schedule 2L     -   Liens
Schedule 2M     -   Taxes
Schedule 2N     -   Contracts and Commitments
Schedule 2O     -   Intellectual Property Rights
Schedule 2P     -   Litigation
Schedule 2R     -   Insurance
Schedule 2S     -   Employees
Schedule 2T     -   Employees Benefit
Schedule 2U     -   Compliance
Schedule 2V     -   Environmental and Safety Matters
Schedule 2W     -   Affiliate Transactions
Schedule 2X     -   Supplies and Customers
Schedule 2Y(i)  -   Owned Property
Schedule 2Y(ii) -   Leased Property
Schedule 2Y(iv) -   Real Estate Options
Schedule 2AA    -   Guaranties
Schedule 7A(ii) -   Resigning Directors
Schedule 8H     -   Intercompany Obligations


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                            SHARE PURCHASE AGREEMENT

            This SHARE PURCHASE AGREEMENT (this "Agreement") is made as of December 16, 1997 among GCIH, Inc., a Delaware corporation (the "Purchaser"), James P. Manning ("Manning") and Eileen Manning, (each of the two immediately preceding parties, a "Seller" and collectively, the "Sellers"). The Purchaser and the Sellers are sometimes collectively referred to herein as the "Parties" and individually as a "Party". Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 10.

            WHEREAS, as of the date hereof, the authorized share capital of Sport Socks Co. (Ireland) Limited (the "Company") is comprised of 5,000,000 ordinary shares of IR(pounds)1 each, the entire issued share capital is comprised of 1,723,800 ordinary shares of IR(pounds)1 each (the "Shares") and the Sellers collectively own 100% of the shares in the Company;

            WHEREAS, the Company is a private limited company incorporated in Ireland under the Companies Acts 1963 to 1990 on 19th December, 1989 under Registration number 152979;

            WHEREAS, the Sellers have transferred or caused to be transferred, or prior to the Closing shall have transferred or caused to be transferred (a) to the Company certain of the assets of Euro Sport Socks Company Limited, a company organized under the laws of Ireland, and (b) to Auburn Hosiery Mills, Inc., a Kentucky corporation ("Auburn"), certain of the assets of Converse Accessories, Inc., a New York corporation (such companies (a)-(b), the "Ancillary Companies" and such transfers, the "Ancillary Company Transfers");

            WHEREAS, prior to the Ancillary Company Transfers, the Company, Auburn, Sport Socks Company (U.K.) Limited, a company registered under the laws of the United Kingdom ("Sport Socks UK"), and the Ancillary Companies engaged, collectively, in the manufacture and distribution of licensed athletic socks for men and boys in the United States and Western Europe under the brand names Wilson(R), Coca-Cola(R), Converse(R) and Dunlop(R) (such business, as conducted by the Company, Auburn, Sport Socks U.K. and the Ancillary Companies, collectively, the "Auburn Business") and as of the date hereof, the Auburn Business is conducted by the Company, Auburn, Sport Socks UK and the Ancillary Companies;

            WHEREAS, subject to the terms and conditions set forth herein, the Purchaser desires to purchase all of the Shares from the Sellers and the Sellers desire to sell the Shares to the Purchaser; and

            WHEREAS, on November 12, 1997 the Purchaser, Manning and certain other parties thereto entered into a Purchase Agreement (the "Auburn Purchase Agreement"), pursuant to which the Purchaser shall purchase all of the shares of outstanding capital stock (the "Auburn Shares") of Auburn, from Manning and the other stockholders of Auburn, and Manning and the other stockholders of Auburn shall sell the Auburn Shares to Purchaser.

            NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
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            Section 1. Purchase and Sale

            1A. Purchase and Sale of the Shares. At the Closing, subject to the terms set forth herein, the Purchaser shall purchase from each Seller as beneficial owner, and each Seller shall sell, convey, assign, transfer and deliver to the Purchaser, that number of Shares set forth opposite such Seller's name on Exhibit A hereto, free and clear of any mortgage, pledge, security interest, encumbrance, charge or other Lien.

            1B. Purchase Price. The consideration to be paid by Purchaser for the Shares (the "Purchase Price") shall be $12,000,000.00.

            1C. The Closing. The closing of the purchase and sale of the Shares (the "Sale") and the transactions relating thereto (collectively, the "Closing") will take place at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, commencing at 9:00 a.m. local time, as soon as practicable following the satisfaction or waiver of all conditions set forth in Section 7 hereof or at such other place and time as may be agreed by the Sellers and the Purchaser. The date and time of the Closing are referred to as the "Closing Date". At the Closing, subject to the satisfaction or waiver of each of the conditions set forth in Section 7:

                  (i) the Purchaser shall deliver to each Seller, by wire transfer of immediately available funds to the account or accounts specified in writing by such Seller, the amount set forth opposite such Seller's name on Exhibit A hereto;

                  (ii) the Purchaser shall deliver on behalf of Manning, $300,000 by wire transfer of immediately available funds to an escrow account (the "Escrow Account") pursuant to an escrow agreement dated as of the Closing Date by and among the Purchaser, Manning and Sun Trust Bank, Atlanta, as Escrow Agent (the "Escrow Agent"), in the form of Exhibit B hereto (the "Escrow Agreement");

                  (iii) the Purchaser or its designee shall procure that the Company shall repay and extinguish in full, at the Closing, all amounts outstanding pursuant to a loan from Manning to the Company described on Schedule 1C hereto ("the "Manning Note Payable"); and

                  (iv) each of the Sellers will:

                        (a) deliver to the Purchaser (or its designee) share certificates representing all of his or her Shares;

                        (b) deliver to the Purchaser (or its designee) and/or its nominees duly executed share transfers in respect of the Shares;

                        (c) deliver to the Purchaser (or its designee) a letter of resignation under seal from the Secretary containing an acknowledgment that he or she has no claim against the Company in respect of breach of contract, compensation for loss of office or otherwise howsoever arising;


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                        (d) procure the release of any and all guarantees or
      indemnities or security given by the Company for or on behalf of the Sellers or any director of the Company;

                        (e) deliver to the Purchaser (or its designee) copies of all bank mandates of the Company together with copies of statements of all bank accounts as at a date not earlier than the day immediately preceding the Closing Date and all cheque books of the Company in current use and the cash book balances of the Company as at the Closing Date with reconciliation statements reconciling such balances with the bank statements referred to above;

                        (f) deliver to the Purchaser (or its designee) all credit cards in the name of or for the account of the Company in the possession of any officer or employee of the Company resigning at Closing;

                        (g) procure that a meeting of the board of directors of the Company is held at which, inter alia:

                              (A) the share transfers referred to in Section
            1C(iv)(b) are approved (subject only to stamping);

                              (B) the resignations referred to in Section 7A(ii)
            are accepted;

                              (C) all existing mandates for the operation of
            bank accounts of the Company are revoked and new mandates are issued giving authority to such persons as the Purchaser may nominate;

                              (D) such persons as the Purchaser may nominate are
            appointed as directors, secretary, auditors and solicitors of the Company with immediate effect; and

                  (v) The Purchaser shall complete the stamping of the share transfers referred to in Section 1C(iv)(b) as soon as practicable. Prior to such stamping being completed, the Sellers shall cooperate in any manner reasonably required by the Purchaser for the convening of any general meetings required by the Purchaser, including the completion of proxy forms on a timely basis and generally shall act in all respects as the nominee of and in accordance with the reasonable directions of the Purchaser.

            Section 2. Representations and Warranties of the Sellers With Respect to the Company. As a material inducement to the Purchaser to enter into this Agreement and purchase the Shares hereunder, each of the Sellers, jointly and severally, represents and warrants to the Purchaser as follows:

            2A. Organization, Corporate Power and Licenses. The Company is a corporation duly organized and validly existing under the Laws of Ireland. The Company possesses all requisite


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corporate power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Memorandum and Articles of Association of the Company which have been furnished to the Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors) and share registers of the Company are correct and complete in all material respects.

            2B. Share Capital and Related Matters.

            (i) As of immediately prior to the Closing, the authorized share capital of the Company is as set forth on Schedule 2B(i) attached hereto. The Shares constitute the entire issued share capital of the Company and as of immediately prior to the Closing will be held beneficially and legally by each Seller (free and clear of all Encumbrances) as set forth on Schedule 2B(i) attached hereto. Schedule 2B(i) sets forth the capitalization of the Company and the name of each Person holding any equity securities of the Company . The Company has no outstanding (1) shares or securities convertible or exchangeable for any shares of its capital or containing any profit participation features,
(2) any rights or options to subscribe for or to purchase its share capital or
(3) any share appreciation rights or phantom stock or similar plans or rights. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its share capital or any warrants, options or other rights to acquire its share capital. As of the Closing and immediately thereafter, all of the outstanding shares of the Company's share capital shall be validly issued, fully paid and nonassessable.

            (ii) The Company has not received written notice of any violation and is not otherwise aware of any violation of any applicable federal or state securities laws, whether of Ireland, the United States or otherwise, in connection with the offer, sale or issuance of any of its capital stock or the offer, sale or issuance of any of its debt securities. There are no agreements between the shareholders of the Company or with any other Person with respect to the voting, transfer or registration of the Company's share capital or with respect to any other aspect of the Company's affairs that will survive the Closing Date (other than this Agreement and except as provided in Schedule 2B(ii) attached hereto).

            2C. Subsidiaries; Investments. Except as set forth on Schedule 2C attached hereto, the Company does not own or hold the right to acquire any shares of stock or any other security or interest in any other Person. The Company has never had any Subsidiaries.

            2D. Authorization; No Breach. The execution, delivery and performance of the agreements or instruments contemplated hereby to which the Company is a party or by which the Company is bound have been duly authorized by the Company. All agreements contemplated hereby to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof, shall constitute a valid and binding obligation of the Company enforceable in accordance with their terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on Schedule 2D attached hereto, the execution,


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delivery and performance by the Sellers of this Agreement and the agreements to be executed in connection herewith, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or
(v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity or third party pursuant to, (A) the organizational documents of the Company, (B) any Law to which the Company is subject, or (C) any agreement, instrument, order, judgment or decree to which the Company is subject.

            2E. Financial Statements. (i) Attached hereto as Schedule 2E are:
(a) the audited consolidated balance sheets of the Company as of December 31, 1995 and December 31, 1996 (collectively, the "1996 Balance Sheet") and the related statements of income, stockholders' equity and cash flows for the respective twelve-month periods then ended and (b) the unaudited balance sheet of the Company as of November 2, 1997 (the "Interim Balance Sheet"), and the related statements of income for the period then ended.

                  (ii) Except as set forth on Schedule 2E, each of the foregoing financial statements (including in all cases the notes thereto, if any) fairly presents the financial condition, operating results and cash flows of the Company, and has been prepared in accordance with generally accepted accounting principles applicable in Ireland ("Irish GAAP") and all statements of standard accounting practice and on a basis consistent with the audited accounts of the Company for all prior accounting periods, and where applicable, in accordance with the Companies Acts 1963-1990.

            2F. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 2F attached hereto, to the Knowledge of the Manning Parties the Company has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) required to be set forth on a balance sheet in accordance with Irish GAAP arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than: (i) liabilities set forth on the liabilities side of the 1996 Balance Sheet (rather than any notes thereto), (ii) liabilities and obligations which have arisen after the date of the 1996 Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed on any Schedule to this Agreement, or any liabilities and obligations which would be reasonably likely to be caused by, and are caused by, facts expressly disclosed on any Schedule to this Agreement.

            2G. Accounts Receivable. Except as set forth on Schedule 2L attached hereto, all notes and accounts receivables of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims other than setoffs or counterclaims in the ordinary course of business and are current and collectible in accordance with their terms at levels consistent with the past custom and practice of the Company.


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            2H. Inventory. Except as set forth on Schedule 2H attached hereto, the inventory shown on the 1996 Balance Sheet and the inventory on hand as of the Closing Date consists or shall consist of a quantity and quality usable and saleable in the ordinary course of business consistent with past custom and practice.

            2I. Product Warranty. All products manufactured, sold, leased or delivered by the Company have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith in excess of past custom and practice and experience. No products manufactured, sold, leased or delivered by the Company and no services rendered by the Company are subject to any Guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of such sale, lease or service. Schedule 2I attached hereto includes copies of such standard terms and conditions of sale, lease and service for the Company (containing applicable guaranty, warranty and indemnity provisions).

            2J. No Material Adverse Effect. Since December 31, 1996, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

            2K. Absence of Certain Developments. Except as expressly contemplated by this Agreement, since December 31, 1996 the Company has conducted its business only in the ordinary course of business consistent with past custom and practice. In addition, except as expressly contemplated by this Agreement, or as set forth on Schedule 2K, since November 2, 1997, the Company has not:

            (i) issued any notes, bonds or other debt securities or any share or capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any share or capital stock or other equity securities;

            (ii) incurred any Indebtedness, other than Indebtedness to unaffiliated third parties in the ordinary course of business;

            (iii) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practice;

            (iv) declared, set aside or made any payment or distribution of cash or other property to the Sellers with respect to their share or capital stock or other equity securities, or purchased, redeemed or otherwise acquired any shares of its share or capital stock or other equity securities (including any warrants, options or other rights to acquire its share or capital stock or other equity securities);

            (v) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Liens;


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

            (vi) sold, assigned, transferred, leased, licensed or abandoned any of its assets, tangible or intangible (including, without limitation, any Intellectual Property rights), except in the ordinary course of business consistent with past custom and practice;

            (vii) made or granted any bonus or any wage or salary increase to any employee or group of employees except in the ordinary course of business in accordance with past custom and practice, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

            (viii) made capital expenditures or commitments therefor in excess of IR(pound)138,000 in the aggregate;

            (ix) except in the ordinary course of business in accordance with past custom and practice and pursuant to the Company's existing credit facilities, delayed, postponed or canceled the payment of any accounts payable or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable;

            (x) except for travel advances made in the ordinary course, made any loans or advances to, Guarantees for the benefit of, or any Investments in, any Persons or formed any Subsidiary;

            (xi) suffered any damage, destruction or casualty loss exceeding in the aggregate IR(pound)17,000, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

            (xii) made any change in any method of accounting or accounting policies, or made any write-down or write-up in the value of its inventory;

            (xiii) directly or indirectly engaged in any transaction or entered into any arrangement with any officer, director, partner, shareholder or Affiliate of the Company;

            (xiv) amended its memorandum and articles of association, bylaws or other organizational documents;

            (xv) made any payment to any Party with respect to any Seller Expenses;

            (xvi) hired or fired any employee of the Company having an annual base salary in calendar year 1997 of IR(pound)34,000 or more;

            (xvii) taken any action or omit to take any action which act or omission would reasonably be expected to have a Material Adverse Effect; or

            (xviii) agreed, whether orally or in writing, to do any of the foregoing.


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

            2L. Assets. Except as set forth on Schedule 2L attached hereto, the Company has good, marketable and valid title (as that phrase is commonly understood by the legal profession in each relevant jurisdiction) to, a valid, marketable leasehold interest in (as that phrase is commonly understood by the legal profession in each relevant jurisdiction), or a valid license or right to use, the assets, tangible or intangible, used by it, located on its premises or shown on the 1996 Balance Sheet or the Interim Balance Sheet or acquired thereafter free and clear of all Liens other than Permitted Liens, except for assets disposed of in the ordinary course of business since the date of the 1996 Balance Sheet or Interim Balance Sheet, as the case may be.

            2M. Tax Matters.

            (i) Except as set forth on Schedule 2M attached hereto:

                  (a) the Company has filed or caused to be filed all material Tax Returns which it is required to file under applicable laws and regulations, and all such Tax Returns are complete and correct in all material respects;

                  (b) the Company has paid all material Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) or has accrued a liability with respect thereto on the books and records of the Company in accordance with Irish GAAP and the prior accounting practices of the Company and has withheld and paid over to the appropriate taxing authority all material Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

                  (c) the Company has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time for filing any material Tax Return which has not been filed; and the Company has not consented to extend to a date later than the date hereof the period in which any material Tax may be assessed or collected by any Taxing Authority;

                  (d) the accruals for Taxes on the books and records of the Company are adequate in accordance with Irish GAAP and the prior accounting practices of the Company to pay all Tax liabilities of the Company not yet paid for all periods through the Closing Date and were made in accordance with Irish GAAP;

                  (e) no foreign or local tax audits whether full audit or PAYE or VAT audits or administrative or judicial proceedings are pending or being conducted with respect to the Company; and

                  (f) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company so not filing may be subject to Taxes assessed by such jurisdiction;

            (ii) (a) All Taxation of any material nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of all applicable legislation relating to Taxation for which the Company is liable as a result of any act or omission prior to Completion will if and insofar as such Taxation or other sums ought to be paid prior to or on Completion have been paid at or before Completion and in particular but without prejudice to the generality of the foregoing at Completion all amounts due for payment to the Revenue Commissioners or any other fiscal or revenue authority in respect of VAT or in respect of the "Pay As You Earn" (PAYE) regulations from time to time in force will have been paid by the relevant due dates and at Completion all Social Welfare and Pay Related Social Insurance contributions (both employer's and employees') due in respect of the employees of the Company will have been duly paid on their due payment dates.

                  (b) The Company has within the prescribed time periods duly and properly made all material returns, computations and payments and given or delivered to the Revenue Commissioners and all other relevant fiscal or revenue authorities all notices, accounts and information required for the purpose of assessing its liability to Taxation and all such returns, notices, accounts and information are complete and correct in all material respects and not misleading and the Company is not and has not been nor is it likely to become involved in any dispute with the Revenue Commissioners or any other relevant fiscal or revenue authority in relation to any matter concerning its liability or potential liability to Taxation and the Warrantors are not aware of any matter or circumstance which may lead to any such dispute and there is no appeal by the Company pending against any assessment to Taxation.

                  (c) No notice of attachment has been served on the Company under Section 73(2) (attachment of defaulter's funds) of the Finance Act, 1988.

                  (d) There is no appeal by the Company pending against any assessment to tax and the Company is not in default in payment of any tax within the period prescribed for payment thereof.

                  (e) No change of ownership of the Company within the meaning of Section 27 of the CTA has taken place.

                  (f) The Company has duly complied with the requirements of
Section 151 (payment made under deduction of tax) of the CTA and with the requirements of all other provisions relating to the deduction and withholding of tax at source up to the date hereof and all such tax which has become due to the Revenue Commissioners has been paid to the Revenue Commissioners.

                  (g) The Company has not committed any act or made any omission which might constitute an offence under Section 94 (aiding, abetting, assisting etc. tax evasion) of the Finance Act, 1983.

                  (h) The company is resident in Ireland for the purposes of Taxation and has not been at any time resident in any jurisdiction other than Ireland for Taxation purposes nor has it been at any time managed or controlled in or from any country other than Ireland and the Company has not at any time carried on any trade in any other country and the Company does not have any permanent establishment outside of Ireland.

                  (i) The Company has not made any transfer as is referred to in
Section 35 of the CGTA or received any asset by way of gift as mentioned in paragraph 18 of Schedule 4 to the CGTA.

                  (j) The Company has not entered into any transaction which has, will or may give rise to a material charge to tax under the provisions of the CGTA.

                  (k) There is no unsatisfied liability to capital acquisition tax attached or attributable to any shares in the capital of the Company and no shares in the capital of the Company are subject to a charge in favor of the Revenue Commissioners.

                  (l) No person is liable to capital acquisitions tax attributable to the value of any of the shares in the capital of the Company and in consequence no person has the power to raise the amount of such tax by sale or mortgage of or by a terminable charge on any shares in the capital of the Company or any assets in the Company.

                  (m) The Company has not been a party to or involved in any share for share exchange nor any scheme or reconstruction or amalgamation such as are mentioned in Schedule 2 to the CGTA or Section 127 of the CTA under which shares or debentures have been issued or any transfer of assets effected.

                  (n) The Company has not made any claim for "roll-over relief" under Section 28 of the CGTA.

                  (o) The Company has not surrendered any amount by way of group relief under the provisions of Sections 107 to 120 (inclusive) of the CTA.

                  (p) The Company has not and will not at any time hereafter in respect of any period up to Completion become liable to make a subvention payment or any other payment for an amount surrendered by any other company under or in connection with the provisions of Section 107 of the CTA.

                  (q) No allowable loss which has arisen or which may hereafter arise in respect of any period prior to Completion on the disposal by the Company of shares in or securities of any company is liable to be disallowed in whole or in part by virtue of the application of Section 138 (transactions in a group) or Section 139 (dividend stripping) of the CTA.

                  (r) The Company is not, and has at no time been, a member of a group of companies within the meaning of Section 129 of the CTA or associated with any other company within the meaning of Section 19 of the Finance Act, 1952.

                  (s) No relief or exemption or reduction has been obtained or claimed by the Company in respect of any capital duty or stamp duty.

                  (t) All documents in the possession or under the control of the Company which attract or may attract stamp duty have been properly stamped and all other capital and/or stamp duty howsoever arising or payable has been paid by the Company and there is no outstanding liability therefor or interest thereon.

                  (u) The Company is a registered and taxable person for the purposes of the VAT Act and has complied in all material respects with such legislation and all regulations made or notices issued thereunder and has maintained full, complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof.

                  (v) The Company has not since the last audited accounts or paid any dividend or other distribution (other than those for which full reserve or provision was made in the audited accounts) or any such loan or advance as is referred to in Section 98 of the CTA.

                  (w) The Company has never incurred any expense or paid any amount in consequence of which the Company has been or could be treated under
Section 96 or Section 97 of the CTA as having made a distribution treatment of expenses as dividends.

                  (x) There has not been in respect of any tax accounting period any excess of distribution investment and estate income within the meaning of
Section 100 (surcharge on investment income) of the CTA.

                  (y) The Company has not within the meaning of Chapter III of the Finance Act, 1987 received payment in respect of professional services from an accountable person (withholding tax on professional fees).

                  (z) The Company has not entered into or been a party to any schemes or arrangements which might be considered by the Revenue Commissioners to be a tax avoidance transaction within the meaning of the Finance Act, 1989.

                  (aa) No asset has been disposed of by the Company to a Connected Person of the Company or otherwise than at arm's length.

                  (bb) The Company has not repaid share capital or any part thereof and the Company has not issued as paid up otherwise than by the receipt of new consideration any new shares.

                  (cc) No distribution has been made by the Company since 5 April 1976 within the meaning of Sections 84 and 85 of the CTA except dividends and interest shown in its audited accounts.

                  (dd) The limitation on the meaning of "distribution" provided for by Section 84A (limitation on use of Section 84 finance) of the CTA does not apply to any financial arrangements of the Company.

                  (ee) At the Closing Date the Company has no liability to ACT under Chapter VII of Part I of the Finance Act, 1983.

                  (ff) The Company has claimed relief under Chapter VI of Part I (manufacturing relief) of the Finance Act, 1980 and all the existing operations of the Company will continue to qualify for the relief and there is no dispute with the Inspector of Taxes with regard to this relief.

                  (gg) The utilization of losses incurred by the Company is not restricted by Section 10A, Section 16A or Section 116A of the CTA.

                  (hh) The Company, if it holds a fixed charge on the books debts of a Person, has furnished to the Revenue Commissioners the relevant particulars of the fixed charge so as to obtain the protection afforded under
Section 115 Finance Act 1986.

                  (ii) The Company has not effected or entered into any act transaction or arrangement of any nature whereby it has incurred or may hereafter incur any liability under or by virtue of any of the sections 83, 84, 85 and 92 of the 1967 Act.

                  (jj) The Company is not liable to any claim in respect of tax due under Section 17 Finance Act 1970, as amended by Section 20 Finance Act 1976.

                  (kk) The amendments of Section 34 of the Finance Act 1973, dealing with the tax treatment of patent royalties and related distributions, do not apply to the Company.

                  (ll) Neither the Company nor any of its shareholders is affected by the restrictions on the Business Expansion Scheme relief which are contained in Section 9 of the Finance Act 1989.

                  (mm) The assets being transferred under the agreement are not assets to which paragraph 11 Schedule 4 Capital Gains Tax 1975 applies.

            (iii) The Company is, has always been and, through the Closing, will continue to be a qualifying company within the meaning of the Finance Act, 1980 for the purposes of manufacturing relief and there is no dispute with the Revenue Commissioners of Ireland in that regard.

            (iv) In this Section 2M and in the Schedule 2M, unless the context otherwise requires or unless otherwise specified, any reference to any statutory provision, or to any order or regulation, shall be construed as a reference to that provision, order or regulation as extended, modified, replaced or re-enacted prior to the date hereof by and in the Taxes Consolidation Act of 1997 and all statutory instruments, regulations and orders made thereunder or deriving validity therefrom before the date hereof.

            2N. Contracts and Commitments.

            (i) Except as expressly contemplated by this Agreement or as set forth on Schedule 2N attached hereto, neither (a) the Company nor (b) any of the Sellers or their Affiliates (as such contract or commitment relates to the Company) is a party to or bound by any written or oral:

                  (a) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

                  (b) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                  (c) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis which (i) provides annual cash or other compensation in excess of IR(pound)34,000, (ii) provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (iii) otherwise restricts his, her, or its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability;

                  (d) contract or agreement involving any Governmental Entity;

                  (e) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any letter of credit arrangements;

                  (f) Guarantee, other than endorsements made for collection in the ordinary course of business;

                  (g) lease or agreement under which the Company is (i) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed IR(pound)17,000 or (ii) lessor of or permits any third party to hold, occupy, or operate any property, real or personal, owned or controlled by the Company;

                  (h) contract or group of related contracts with the same party or group of affiliated parties for the purchase or sale of raw materials, commodities, supplies, products, equipment or other personal property or services under which the undelivered balance since December 31, 1996 of such products and services has a selling price in excess of IR(pound)17,000;

                  (i) other contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by the Company upon 30 days or less notice without penalty or involving more than IR(pound)17,000;

                  (j) contract relating to the marketing, sale, advertising or promotion of its products;

                  (k) agreements relating to the ownership of, investments in or loans and advances to any Person, including investments in joint ventures and minority equity investments;

                  (l) license, royalty, indemnification or other agreement with respect to any intangible property (including any Intellectual Property rights);

                  (m) agent, sales representative, sales or distribution agreement;

                  (n) power of attorney or other similar agreement or grant of agency;

                  (o) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including, without limitation, any nondisclosure or confidentiality agreements; or

                  (p) other agreement which is material to its operations and business prospects or involves a consideration in excess of IR(pound)17,000 annually, whether or not in the ordinary course of business.

            (ii) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 2N (the "Material Contracts") are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity). Each of the Material Contracts shall be in full force and effect in all material respects without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. The Company has performed all material obligations required to be performed by it and is not in default under or in material breach of nor in receipt of any claim of default or breach under any Material Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or material event of noncompliance by the Company under any Material Contract; and none of the Manning Parties has Knowledge of any breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract.

            (iii) The Purchaser has been supplied with a true and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto (all of which amendments, waivers or other changes thereto are described on Schedule 2N).

            2O. Intellectual Property Rights.

            (i) Schedule 2O attached hereto contains a complete and accurate list of all (a) patented and registered Company Intellectual Property, (b) pending patent applications and other applications or similar procedures for registrations of Company Intellectual Property, and (c) all material computer software owned or used by the Company. Schedule 2O also contains a complete and accurate list of all licenses or similar agreements covering Intellectual Property rights to which the Company is or as of the Closing Date is required to be a party, either as licensee or licensor, in each case identifying the subject Intellectual Property rights.

            (ii) Except as set forth on Schedule 2O, the Company owns all right, title and interest to, or has, or as of the Closing Date will have the right to use pursuant to a valid and effective written license, free and clear of all Liens other than Permitted Liens, all Company Intellectual Property. The Company Intellectual Property comprises all of the Intellectual Property rights necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. No loss or expiration of any of the Company Intellectual Property is threatened or pending. The Company has taken all commercially reasonable action to maintain and protect the Company Intellectual Property. To the Manning Parties' Knowledge, the owners of any Company Intellectual Property licensed to the Company have taken all commercially reasonable action to maintain and protect the Company Intellectual Property subject to such licenses.

            (iii) Except as set forth on Schedule 2O, (a) no claims by any other Person asserting the invalidity, misuse or unenforceability of the Company Intellectual Property have been made in writing within the past five (5) years or are currently outstanding or threatened, and, to the Knowledge of the Manning Parties there is no basis for any such claim, (b) the operation of the business of the Company as currently conducted and as proposed to be conducted has not infringed, misappropriated or conflicted with and will not infringe, misappropriate or conflict with any Intellectual Property rights of other Persons and the Company has not received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property rights from any other Person) and (c) no third party has infringed, misappropriated or otherwise acted in conflict with any of the Company Intellectual Property. The transactions contemplated by this Agreement shall have no Material Adverse Effect on the right, title or interest of the Company in and to the Company Intellectual Property and all of such Company Intellectual Property shall be owned or available for use by the Company on substantially identical terms and conditions immediately after the Closing.

            2P. Litigation, etc. Except as set forth on Schedule 2P attached hereto, there are no (and, during the five years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Manning Parties threatened against the Company (or to the Knowledge of the Manning Parties, pending or threatened against any of the officers, directors or employees of the Company with respect to its businesses or proposed business activities), or pending or threatened by the Company against any third party, at law or in equity, or before or by any Government Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the Knowledge of the Manning Parties, there is no basis for any of the foregoing. The Company is fully insured (subject to applicable policy deductibles) with respect to each of the matters set forth on Schedule 2P. The Company is not subject to any judgment, order or decree of any Government Entity, and the Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which would reasonably be expected to have a Material Adverse Effect.

            2Q. Brokerage. There are and shall be no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company is a party or to which the Company is subject.

            2R. Insurance. Schedule 2R attached hereto contains a brief description of each insurance policy maintained by the Company with respect to its properties, assets and business, and each such policy shall be in full force and effect as of the Closing or a substituted policy shall have been obtained therefor. The Company is not in default with respect to any of its material obligations under any insurance policy maintained by it, and the Company has never been denied insurance coverage. The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business. Except as set forth on Schedule 2R, the Company has not had any self-insurance or co-insurance programs, and the reserves set forth on the 1996 Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

            2S. Employees. Schedule 2S sets forth a true and complete list, as of September 30, 1997, of (i) the employees employed by the Company having an annual base salary in calendar year 1997 of IR(pound)34,000 or more or, (ii) the rate of all current compensation payable to each such employee, including, without limitation, any bonus, contingent or deferred compensation and fringe benefits and (iii) the directors of the Company. Except as set forth on Schedule 2S attached hereto, to the Knowledge of the Manning Parties, no executive or key employee of the Company and no group of employees of the Company has any plans to terminate employment with the Company. To the Knowledge of the Manning Parties, the Company, has (a) no material labor relations problems (including any additional union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) not engaged in any unfair labor practices, (c) not during the past five years, suffered any labor strike, lockout, work stoppage or other material labor dispute or, (d) any union organization campaign is in progress with respect to any of the employees, nor any question concerning representation exists respecting such employees. Except as disclosed on Schedule 2S, the Company is not party to or bound by any collective bargaining agreement or relationship with any labor organization. The Company has not engaged in any plant closing or employee layoff activities within the last two (2) years. During the past five years, any notice from any Company required under any law or collective bargaining agreement has been given, and all bargaining obligations of any Company with any employee representative have been satisfied, including, but not limited to, obligations relating to the effects on bargaining unit employees of the transactions contemplated by this Agreement. The Company has complied in all material respects with all applicable Irish law regulating employment.

            2T. Employee Benefits.

            (i) Schedule 2T attached hereto lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any actual liability, or to the Knowledge of the Manning Parties, any potential liability.

            (ii) With respect to each Employee Benefit Plan which provides benefits to or with respect to current or former employees in the Republic of Ireland or the United Kingdom:

                  (a) Each such Employee Benefit Plan complies in form and in operation in accordance with its terms and with the applicable requirements of law, including:

                        (A) the Pensions Act, 1990 and all regulations made
                  thereunder;

                        (B) the Irish Retirement Benefits District; and

                        (C) Article 119 of the Treaty of Rome.

                  (b) Except as set forth on Schedule 2T, all contributions or premium payments which are due on or before the Closing Date with respect to each such Employee Benefit

      Plan will be timely paid in full and all contributions and premium payments which are not due for all periods ending on the Closing Date will be adequately accrued.

                  (c) (1) Neither the Company, or, to the Manning Parties' Knowledge, any other Person has engaged in any transactions that could reasonably be expected to result in the imposition of a material penalty under law or a material tax; (2) neither the Company nor any of its officers or employees have any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of law in connection with the administration of such Employee Benefit Plan or the investment of the assets thereunder; and (3) no actions, investigations, suits or claims are pending or, to the Knowledge of the Manning Parties, threatened, and the Manning Parties have no Knowledge of any facts or circumstances which could give rise to or could reasonably be expected to give rise to any such actions, suits or claims (other than for benefits payable in the ordinary course of business).

                  (d) With respect to any Employee Benefit Plan which is a defined benefit occupational pension plan, as of the Closing Date, the actuarial value of the assets equals or exceeds the present actuarial value of benefit liabilities thereunder.

                  (e) The Company has no liability with respect to the termination of a benefit plan that has not been satisfied in full.

                  (f) No power to increase benefits or provide different benefits under any Plan has been exercised in respect of any current or former employees of the Company, and there are no circumstances in which there is a practice of exercising such power. Each Employee Benefit Plan which is a pension scheme is an exempt approved scheme within the meaning of Sections 15 and 16 of the Finance Act 1972 (Ireland) and all of the participants of any Employee Benefit Plan which is a pension scheme established in the United Kingdom are contracted out of the United Kingdom State Earnings Related Pension Scheme by virtue of their participation. No assets of any Employee Benefit Plan for current or former employees have been assigned by the trustees as security for a loan or otherwise, nor is there any agreement to assign those assets. To the knowledge of the Manning Parties, there are no matters or circumstances which might prejudice any Employee Benefit Plan's approval or, in the case of any pension plan which is at present approved on an interim basis, the granting of exempt approval with respect to such plan.

                  (g) The Sellers have delivered or made available to Purchaser true and complete copies of the following documents in connection with each such Employee Benefit Plan (where applicable): (A) all plan documents as in effect on the date hereof, together with all amendments thereto; (B) all current plan descriptions and summaries of material modifications; (C) the most recently prepared actuarial valuation report for each Employee Benefit Plan; and (D) the most recently prepared financial statements.

                  (h) All benefits payable under any Employee Benefit Plan on the death or disability of a member thereof while in an employment to which the Employee Benefit Plan relates or during a period of sickness of a member thereof are fully insured under policies effected with a life office duly authorized under the applicable legislation to carry on life assurance business in Ireland and at normal rates and on its normal terms for persons in good health. All information furnished to such life offices was true and complete. All such policies are in force and there are no grounds entitling such life offices to avail liability thereunder.

            (iii) None of the Employee Benefit Plans of the Company obligates the Sellers to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership.

            2U. Compliance with Laws; Permits. Except as set forth on Schedule 2U attached hereto:

            (i) The Company has complied with all applicable Laws relating to the operation of its business. No notices have been received by and no claims have been filed against the Company alleging a violation of any such Laws.

            (ii) Except for any qualifications to do business as a foreign corporation in any state, the Company holds all permits, licenses, certificates, accreditations and other authorizations of all Government Entities required for the conduct of its business and the ownership of its properties, and Schedule 2U sets forth a list of all of such permits, licenses, certificates, accreditations and other authorizations. No notices have been received by the Company alleging the failure to hold any permit, license, certificate, accreditation or other authorization of any Government Entity. The Company is in compliance with all terms and conditions of all permits, licenses, accreditations and authorizations which it holds. Except as disclosed on Schedule 2U all of such permits, licenses, accreditations and authorizations will be available for use by the Company immediately after the Closing.

            2V. Environmental and Safety Matters. Except as set forth on
Schedule 2V attached hereto:

            (i) The Company and its predecessors have complied with and are in compliance with all Environmental and Safety Requirements.

            (ii) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business.

            (iii) Neither the Company nor its predecessors or Affiliates has received any written or, to the Knowledge of the Manning Parties, oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental and Safety Requirements.

            (iv) None of the following exists at any property or facility owned or operated by the Company in a condition that has given or would give rise to liability under any Environmental and Safety Requirements: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

            (v) None of the Company or any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental and Safety Requirements.

            (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

            (vii) None of the Company or any of its predecessors has, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

            (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its predecessors will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

            2W. Affiliate Transactions. Except as set forth on Schedule 2W attached hereto, as of immediately following the Closing, no officer, director, shareholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or the Company's executive officers or has any material interest in any material property used by the Company.

            2X. Suppliers and Customers. Schedule 2X attached hereto accurately sets forth a list of the top ten customers and suppliers of the Company by Irish Pound volume of sales and purchases, respectively, for the fiscal year ended December 31, 1996. Since December 31, 1996, the Company has not received any written notice from any material supplier to the effect that, and none of the Manning Parties have Knowledge that, any such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any written notice from any material customer of the Company to the effect that, and to the Knowledge of the Manning Parties, there is no reason to believe that, such customer will stop, or materially decrease the rate of, buying products of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

            2Y. Real Property.

            (i) Attached as Schedule 2Y(i) is a complete and accurate list setting forth the name, address and a legal description of each parcel of real property owned in fee by the Company (the "Owned Property"). The Company has good and marketable title (as that phrase is commonly understood by the legal profession in each relevant jurisdiction) in and to all of the Owned Property subject to no Liens or other encumbrances other than the Liens or other encumbrances set forth on Schedule 2Y(i) and Permitted Liens.

            (ii) Schedule 2Y(ii) attached hereto sets forth a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Property", and together with the "Owned Property," the "Real Property") under which the Company is the "tenant", "subtenant", "guarantor", "surety" or other lessee party. The Company has a good and valid leasehold interest in and to all of the Leased Property, subject to no Liens except for Liens set forth on
Schedule 2Y(ii) and Permitted Liens. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Lease. The Company has previously delivered to the Purchaser true and complete copies of all the Leases.

            (iii) The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company or in respect of which the Company has any liability, contingent or otherwise. Other than the Company, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property is in good condition and repair, subject to ordinary wear and tear, and is sufficient and appropriate for the conduct of the Company's business. The Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All material permits, licenses and other approvals necessary for the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated. There exists no material violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. All improvements located on the Real Property have direct access to a public road adjoining such Real Property. No such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no pending or, to the Knowledge of the Manning Parties, any threatened condemnation proceeding affecting any portion of the Real Property.

            (iv) There are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Owned Property, any portion thereof or interest therein, except as set forth on Schedule 2Y(iv) attached hereto. The Company is not obligated to purchase or lease any real property, except as set forth on Schedule 2Y(iv).

            2Z. Fees and Expenses. The Company (i) has no liability or obligation to pay any fees, expenses, commissions or costs (including, without limitation, any and all real property transfer, transfer gains, stamp, and other similar Taxes, if any) incurred by the Sellers or the Company in connection with the transactions contemplated by this Agreement (such fees, expenses, commissions, and costs the "Seller Expenses"), and (ii) has not made any payments to any Person with respect to any Seller Expenses. The Seller Expenses shall be paid by the Sellers.

            2AA. Sufficiency of Assets. The members of the Company Group have, or will have as of the Closing, good, marketable and valid title to, or a valid leasehold interest in, or valid license or right to use, all of the assets, tangible or intangible, necessary to conduct the Business as conducted by the members of the Company Group and the Ancillary Companies prior to the Ancillary Company Transfers.

            2BB. Exclusivity. None of the Company, the Sellers, or any of their respective representatives, officers, directors, agents, stockholders or Affiliates is party to or bound by any agreement which shall directly or indirectly initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer to acquire all or any significant part of the Company (an "Acquisition Proposal"), whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (a "Third Party Acquisition") other than under this Agreement, and all such Persons have terminated all discussions with third parties (other than the Purchaser) regarding Acquisition Proposals or Third Party Acquisitions.

            2CC. IDA Grants. Except as set forth on Schedule 2CC, none of the Manning Parties has any knowledge that any event has occurred or that any state of affairs exists, such as would entitle the Industrial Development Agency (Ireland) or Forbairt to stop payment of any grant and/or revoke, cancel or reduce any grant or other payment received or to be received by the Company from the aforementioned bodies in accordance with any agreements entered into by them with the Company.

            Section 3. Representations and Warranties of the Sellers. As a material inducement to the Purchaser to enter into this Agreement and purchase the Shares hereunder, each Seller, severally and individually for himself or herself only, hereby represents and warrants to the Purchaser as follows:

            3A. Power and Authority. Each Seller has the legal right, capacity and power to execute, deliver and perform this Agreement and the agreements, certificates and instruments to be executed and delivered by such Seller pursuant hereto.

            3B. Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which the Sellers are parties or by which the Sellers are bound have been duly authorized by the Sellers. This Agreement and all other agreements contemplated hereby to which the Sellers are parties, when executed and delivered by the Sellers in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance by the Sellers of this Agreement and all other agreements contemplated hereby to which the Sellers are parties, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or
(v) require any authorization, consent (except in respect of the consent which has been obtained from the Industrial Development Agency (Ireland)), approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents, if any, of the Sellers, (B) any Law to which the Sellers are subject, or (C) any agreement, instrument, order, judgment or decree to which the Sellers are subject.

            3C. Title to Shares. On the Closing Date, all of the Shares set forth opposite each Seller's name on Exhibit A will be owned of record and beneficially by such Seller, and such Seller will have good and marketable title to such Shares, free and clear of all Liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (collectively, "Encumbrances"). Each Seller shall sell to the Purchaser good and marketable title to the Shares free and clear of all Encumbrances.

            3D. Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Seller is a party or to which the Seller is subject.

            3E. Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Sellers' Knowledge, threatened against or affecting the Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

            Section 4. Representations and Warranties of the Purchaser. As a material inducement to the Sellers to enter into this Agreement and take the actions set forth in Section 1, the Purchaser hereby represents and warrants to the Sellers as follows:

            4A. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

            4B. Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which the Purchaser is a party or by which the Purchaser is bound have been duly authorized by the Purchaser. This Agreement and all other agreements contemplated hereby to which the Purchaser is a party, when executed and delivered by the Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by (x) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance by the Purchaser of this Agreement and all other agreements contemplated hereby to which the Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or
(v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity or third party pursuant to, (A) the organizational documents of the Purchaser, (B) any Law to which the Purchaser is subject, or (C) any agreement, instrument, order, judgment or decree to which the Purchaser is subject.

            4C. Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Purchaser is a party or to which the Purchaser is subject.

            Section 5. Confidentiality, Noncompetition and Nonsolicitation for James P. Manning.

            5A. Confidential Information. Manning acknowledges that the information, observations and data disclosed to, developed by or obtained by him while Manning possessed an ownership interest in the Company concerning the business or affairs of the Company (including without limitation the Company's technology, methods of doing business and supplier and customer information) (collectively, the "Confidential Information") are the property of the Company and that the continued success of the Company depends in large part on keeping this information from becoming known to competitors of the Company. Therefore, in consideration of the payments being made to Manning pursuant to the terms of this Agreement, Manning agrees that, for all times after the Closing Date, except as required by law or court order, he shall not, directly or indirectly, disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board as it exists after the Closing Date, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of his acts or omissions to act. Manning further agrees to use his commercially reasonable best efforts and diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft. Manning shall deliver to the Company at any time the Company may reasonably request, all memoranda, correspondence, notes, plans, records, reports, manuals, photographs, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, the Work Product or the business of the Company which he may then possess or have under his control. If the Company requests, Manning agrees to provide written confirmation that Manning has returned all such materials to the Company.

            5B. Work Product. Manning agrees that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's actual or anticipated business or research and development or existing or future products or services and which are conceived, developed, contributed to or made by Manning (either solely or jointly with others) prior to the Closing (the "Work Product") shall be the sole and exclusive property of the Company. Manning will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether before or after the Closing Date) to establish and confirm such ownership

(including, without limitation, the execution of assignments, consents, powers of attorney and other instruments).

            5C. Noncompete, Nonsolicitation.

            (i) Manning acknowledges that in the course of his relationship with the Company, he has become familiar with the Company's trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company. Therefore, in consideration of the payments being made to Manning pursuant to the terms of this Agreement and the Auburn Purchase Agreement, Manning agrees that, during the two-year period following the Closing Date (the "Noncompete Period"), he shall not directly or indirectly own, operate, lease, manage, control, participate in, consult with, advise, permit his name to be used by, provide services for, or in any manner engage in any business (including by himself or in association with any person, firm, corporation or other business organization or through any other entity) in which the Company engages, as such business exists or is in process on the date hereof, within any geographical area in which the Company engages in such business as of the date hereof. Nothing herein shall prohibit Manning from being a passive owner of not more than 5% of the outstanding stock of any corporation which is publicly traded, and which is a direct competitor of the Company, so long as Manning has no active participation in the business of such corporation.

            (ii) During the Noncompete Period, Manning shall not directly or indirectly through another entity (x) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, including without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company, (y) hire any person who was an employee of the Company at any time during Manning's employment period, or (z) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or the Purchaser to cease doing business with the Company or the Purchaser, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or the Purchaser.

            (iii) Manning agrees and acknowledges that (x) the covenants set forth in this Section 5C are reasonable in geographical and temporal scope and in all other respects, (y) the Purchaser would not have entered into this Agreement but for the covenants of Manning contained herein, and (z) the covenants contained herein have been made in order to induce the Purchaser to enter into this Agreement.

            (iv) If, at the time of enforcement of this Section 5C, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

            (v) Manning recognizes and affirms that in the event of his breach of any provision of this Section 5C, money damages would be inadequate and the Purchaser and the Company would have no adequate remedy at law. Accordingly, Manning agrees that in the event of a breach or a threatened breach by Manning of any of the provisions of this
Section 5C, the Purchaser and the Company against which such breach is made or such threatened breach exists, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

            Section 6. Indemnification.

            6A. Survival of Representations and Warranties. The representations and warranties in Sections 2, 3 and 4 of this Agreement shall survive the Closing for a period of one year following the Closing Date except that (i) the representations and warranties in Section 2M (Tax Matters) shall survive until the end of the applicable statute of limitations, and (ii) the representations and warranties contained in Sections 2A (Organization) (other than the last sentence thereof), 2B (Capital Stock and Related Matters), 2D (Authorization; No Breach) (other than the second sentence thereof), 3A (Power and Authority), 3B (Authorization; No Breach) (other than the second sentence thereof), 3C (Title to Shares), 4A (Organization), and 4B (Authorization; No Breach) (other than the second sentence thereof) shall survive forever; provided, that any representation or warranty in respect of which indemnity may be sought under
Section 6B, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6A if written notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. Such written notice is deemed to have been given to Sellers with regard to the matters set forth on Schedule 6A hereto. The representations and warranties in Section 2, 3 and 4 of this Agreement shall survive for the periods set forth in this Section 6A and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the Knowledge of any Party's officers, directors, shareholders, employees or agents or the acceptance by any Party of any certificate or opinion hereunder.

            6B. General Indemnification.

                  (i) Indemnification for the Benefit of the Purchaser by the Sellers. The Sellers shall indemnify the Purchaser and its Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns and the Company (collectively, the "Seller Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any direct or indirect loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys', consultants' and experts' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), but expressly excluding consequential damages and lost profits (collectively, "Losses"), which any such Seller Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (a) any facts or circumstances which constitute a breach of any representation or warranty of the Sellers under Sections 2 or 3 of this Agreement, (it being understood and agreed that for purposes of this Section 6 and the Indemnification Agreement Section 2M(i) shall be deemed not to include any qualifications for materiality); or (b) any nonfulfillment or breach of any covenant, agreement or other provision by the Sellers under this Agreement or any of the Schedules attached hereto required to be performed or complied with by the Sellers before or after the Closing; or (c) any claim by any Person (other than the Purchaser) with respect to, or arising as a result of, any Acquisition Proposal or Third Party Acquisition proposed prior to the Closing Date. If and to the extent any provision of this Section 6B is unenforceable for any reason, each Seller hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 6B which is permissible under applicable Laws. Notwithstanding anything contained herein, in no event shall the Company be required to provide indemnification or contribution for any obligation of the Seller under this Section 6B.

                  (ii) Indemnification for the Benefit of the Sellers by the Purchaser. The Purchaser shall indemnify the Sellers and their Affiliates, shareholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") and hold them harmless against any Losses which the Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (a) any facts or circumstances which constitute a breach of any representation or warranty of the Purchaser under Section 4 of this Agreement; or (b) any nonfulfillment or breach of any covenant, agreement or other provision by the Purchaser under this Agreement required to be performed or complied with by the Purchaser before or after the Closing.

                  (iii) Manner of Payment. Any indemnification of the Seller Indemnified Parties or the Purchaser Indemnified Parties pursuant to this
Section 6B shall be effected by wire transfer of immediately available funds from the Sellers or the Purchaser, as the case may be, to an account designated in writing by any Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, within 15 days after the determination thereof. The amount of any Loss for which indemnification is provided pursuant to this Section 6B shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss. Any such indemnification payments to be made to a Seller Indemnified Party shall be made (a) first from the Escrow Account, and (b) to the extent the amount in the Escrow Account is insufficient for purposes of making such payment, from the Sellers. Further, the Parties agree to treat the amount of any indemnification payment made as a purchase price adjustment, and shall prepare all Tax Returns consistent with that position. The amount of any Loss for which indemnification is provided pursuant to this Section 6B shall take into account any reductions in or refunds of Taxes realized by the Purchaser or the Company with respect to subsequent taxable years as a result of the incurrence of such Losses ("Tax Benefits"). At the option of the Purchaser, such Tax Benefits shall be taken into account either
(i) by reducing the amount of the required indemnification by the present value of the future Tax Benefits or (ii) through a reimbursement of such Tax Benefits to the Sellers as and when such Tax Benefits are actually realized. In the event that any taxing authority successfully asserts that the receipt by the Purchaser of an indemnification payment is taxable income, the Sellers agree to indemnify the Purchasers for the Tax cost of that indemnification payment.

                  (iv) General Indemnification Procedures. Any Person making a claim for indemnification under this Section 6B (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitor shall be actually prejudiced by such failure to so notify. In addition, to the extent an Indemnitee shall seek payment from the Escrow Account, such Indemnitee shall also give notice of the relevant claim to the Escrow Agent.

                  (v) Defense of Third Party Claims. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that prior to the Indemnitor assuming control of such defense it shall first demonstrate to the Indemnitee in writing such Indemnitor's financial ability to provide full indemnification to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and, provided further, that:

                        (a) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor if Indemnitee is otherwise entitled to indemnity pursuant to this Section 6B);

                        (b) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (provided that in such event (x) the Indemnitee shall not enter into any settlement of a claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld), (y) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnitor), and (z) the Indemnitor shall be entitled to review the files and record relating to such defense upon request of the Indemnitor); (2) the claim seeks an injunction or equitable relief against the Indemnitee; (3) a conflict of interest exists between the Indemnitor and the Indemnitee; or (4) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

                        (c) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

                  (vi) Defense of Tax Matters.

                        (a) The Purchaser shall promptly notify the Sellers in writing upon receipt by the Purchaser or any Affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period or portion thereof ending on or prior to the Closing Date for which the Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). The Sellers, at their sole expense, shall have the option of assuming the exclusive representation of the interests of the Company with respect to any Tax Matter before any relevant taxing authority, any other governmental agency or authority or any court and, if such right is exercised, shall have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and settling audits; provided, however, that the Sellers shall not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects the Tax liability of the Purchaser or the Company for any period following the Closing Date, including the portion of a period beginning before the Closing Date and ending after the Closing Date (the "Overlap Period") that is after the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld and, provided further, that unless the Sellers agree in writing to assume the defense of any Tax Matters within 20 days of receiving notice thereof from the Purchaser, the Purchaser shall have the right (but not the obligation) to defend such Tax Matters and to be indemnified by the Sellers for the reasonable cost thereof. If the Sellers shall assume the representation of the interests of the Company with respect to a Tax Matter, the Sellers shall keep the Purchaser fully informed with respect to the commencement, status and nature of such Tax Matter and shall in good faith allow the Purchaser's representatives to attend any proceedings relating to such Tax Matter and to make comments to the Sellers regarding the conduct of or positions taken in any such proceeding.

                  (b) Except as otherwise provided in Section 6 of this Agreement, the Purchaser shall at its sole expense have the right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; provided, however, that the Purchaser shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue that may adversely affect the Tax liability of the Sellers or the Company for any period prior to the Closing Date (including the pre-Closing portion of the Overlap Period) if a claim for indemnification would arise (directly or indirectly) from such action without the prior written consent of the Sellers, which consent shall not be unreasonably withheld. If the Purchaser shall assume the representation of the interests of the Company with respect to a Tax Matter, the Purchaser shall keep the Sellers fully informed with respect to the commencement, status and nature of such Tax Matter, and shall in good faith allow the Sellers' representatives to attend any proceedings relating to such Tax Matter and to make comments to the Purchaser regarding the conduct of or positions taken in any such proceeding.

                  (vii) Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the indemnification rights granted pursuant to this Section 6B shall be subject to the terms, conditions and limitations set forth in the Indemnification Agreement.

                  (viii) Other Indemnification Provisions; Certain Waivers; etc. With the exception of any claims of common law fraud which are proven and upon which a judgment entered in the involved proceeding shall be expressly based, the Parties agree that the provisions of this Section 6B shall be the exclusive remedy for all claims of breach or indemnification pursuant to this Agreement and the parties expressly waive the remedy of rescission of contract. Each Seller hereby agrees not to make any claim for indemnification hereunder against the Company by reason of the fact that such Seller was a shareholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Seller Indemnified Parties against any Seller pursuant to this Agreement, and each Seller hereby acknowledges and agrees that he, she or it shall have no claims or right to contribution or indemnity from the Company with respect to any amounts paid by any Seller pursuant to this Section 6B.

            Section 7. Conditions to Closing.

            7A. Conditions of the Purchaser's Obligations at the Closing. The obligation of the Purchaser to take the actions set forth in Section 1 hereof is subject to satisfaction of the following conditions:

                  (i) Representations and Warranties; Covenants. The representations and warranties contained in Sections 2 and 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and the Company and the Sellers shall have performed in all material respects all of the covenants required to be performed by the Company and the Sellers hereunder prior to the Closing.

                  (ii) Resignation of Directors. The Purchaser shall have received the written resignations of all officers and members of the board of directors of the Company, each of which is set forth on Schedule 7A(ii) hereto, each such resignation to be effective as of the Closing.

                  (iii) Existing Agreements. The Purchaser shall have received evidence of termination and cancellation without recourse of any existing agreements between the Company and/or key executive officers on the one hand and one or more of the Sellers, officers, directors or Affiliates of the Company on the other hand, regarding ownership or control of the Company or otherwise (other than any such agreements between or among any members of the Company Group).

                  (iv) Litigation. No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or shall be pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or that would reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

                  (v) Consents and Approvals. The Company shall have made all filings and shall have obtained all third party and governmental permits, authorizations, consents and approvals required to be obtained by the Company or the Sellers to consummate the transactions contemplated by this Agreement including, but not limited to, consents for those Material Contracts listed on Schedule 2D and marked with an asterisk (*).

                  (vi) Material Adverse Change. Since the date hereof, there shall have been no fact, event or circumstance which could have a Material Adverse Effect.

                  (vii) Escrow Agreement. Manning shall have executed and delivered the Escrow Agreement to the Purchaser.

                  (viii) Auburn Purchase Agreement. All of Purchaser's conditions precedent to the consummation of the transactions contemplated by the Auburn Purchase Agreement shall have been satisfied or waived.

                  (ix) Indemnification Agreement. The Sellers shall have executed and delivered the Indemnification Agreement to the Purchaser.

                  (x) Financing. The Purchaser shall have received, on terms and conditions reasonably satisfactory to it, the cash proceeds of all of the financing it needs in order to consummate the transactions contemplated hereby and by the Auburn Purchase Agreement and fund the working capital requirements of the Company after the Closing.

                  (xi) Real Property.

                        (a) All Real Property shall be in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted.

                        (b) Sellers shall have timely paid any and all real property transfer, transfer gains, stamp and other similar taxes, if any, assessed in connection with the transactions contemplated by this Agreement.

                  (xii) Closing Documents. At Closing, the Company and the Sellers shall have delivered to the Purchaser the following documents:

                        (a) a certificate of Manning, dated as of the Closing Date, stating that the conditions specified in clauses 7(A)(i) through 7(A)(vi) (not including clause 7(A)(iii)) have been fully satisfied;

                        (b) all existing minute books, stock certificates, stock transfer records, corporate seals and other materials relating to the Company's corporate administration which are in the possession of the Company, the Sellers or any Affiliate thereof;

                        (c) evidence of termination of all powers of attorney, grants of agency and other agreements listed on Schedule 2N(i)(n) hereto; and

                        (d) such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

                  (xiii) Good Standing of the Company. The Purchaser shall be satisfied, in its reasonable discretion, with the results of its searching the public register of Ireland with respect to the good standing of the Company.

            7B. Waiver. Any condition specified in Section 7A may be waived if consented to in writing by the Purchaser.

            7C. Conditions of the Sellers' Obligations at the Closing. The obligation of the Sellers to take the actions set forth in Section 1 hereof is subject to satisfaction of the following conditions:

                  (i) Representations and Warranties; Covenants. The representations and warranties contained in Section 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and the Purchaser shall have performed in all material respects all of the covenants required to be performed by the Purchaser prior to the Closing.

                  (ii) Litigation. No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or shall be pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

                  (iii) Consents and Approvals. The Purchaser shall have made all filings and shall have obtained all third party and governmental permits, authorizations, consents and approvals required to be obtained by the Purchaser to consummate the transactions contemplated by this Agreement.

                  (iv) Escrow Agreement. The Purchaser shall have executed and delivered the Escrow Agreement to the Sellers.

                  (v) Auburn Purchase Agreement. All of Sellers' conditions precedent to the consummation of the transactions contemplated by the Auburn Purchase Agreement shall have been satisfied or waived.

                  (vi) Indemnification Agreement. The Purchaser shall have executed and delivered the Indemnification Agreement.

                  (vii) Closing Documents. At the Closing, the Purchaser shall have delivered the following documents to the Sellers:

                        (a) a certificate of an officer of the Purchaser, dated the Closing Date, stating that the conditions specified in Section 7C(i) through (iii) shall have been fully satisfied; and

                        (b) such other documents relating to the transactions contemplated by this Agreement as the Sellers or Sellers' counsel may reasonably request.

                  (viii)Repayment of Manning Note Payable. The Manning Note Payable shall have been repaid in full.

            7D. Waiver. Any condition specified in Section 7C may be waived if consented to in writing by Manning.

            Section 8. Pre-Closing Covenants and Agreements. Each of the Parties agrees as follows with respect to the period between the date of this Agreement and the Closing:

            8A. General. Each of the Parties shall use its commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Sections 7A and 7C and execution and delivery of the agreements and instruments contemplated hereby to be executed and delivered at the Closing).

            8B. Third Party Notices and Consents. The Company and the Sellers shall use their respective commercially reasonable best efforts to (i) give required notices to third parties, (ii) obtain any required consents (including consents for those Material Contracts on Schedule 2D and marked with an asterisk (*))and (iii) take any actions reasonably required by any third party, in each case in connection with the matters contemplated by this Agreement.

            8C. Operation of Business. The Company shall, and the Sellers shall cause the Company to, operate its business only in the usual and ordinary course of business consistent with past custom and practice and in accordance with all Laws and will exert its best efforts to preserve the goodwill and organization of its business and the relationships with its customers, suppliers, employees and other Persons having business relations with the Company. Without limiting the generality of the foregoing, prior to the Closing, without the prior written consent of the Purchaser, each Seller covenants that such Seller will cause the Company to not, directly or indirectly, except as expressly contemplated by this Agreement, take or omit to take any action that would require disclosure under
Section 2K or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Company or the Sellers in this Agreement.

            8D. Full Access. Each Seller shall cause the Company to afford, and cause its officers, directors, employees, attorneys, accountants, advisors and other agents to afford, to the Purchaser and its accounting, legal, financing and other representatives, as well as their respective officers, employees, affiliates and other agents, upon request of the Purchaser, full and complete access during reasonable business hours to all premises, properties and personnel of the Company and to all business, financial, legal, tax, compensation and other data and information (including, but not limited to all books, records (including tax records), contracts, customer lists and other documents and records (including any working papers of the Company's personnel)) concerning the Company's and its affairs and operations; provided, that such access shall not unreasonably interfere with the business operations of the Company. Furthermore, each Seller shall, and shall cause the Company to, cooperate with and facilitate interviews by the Purchaser or its representatives with the Company's employees and customers; provided, that the Purchaser shall provide the Company with prior notice before the Purchaser conducts any interviews with customers or employees of the Company.

            8E. Notice of Material Developments. Each Party shall give prompt written notice to the other Parties of (i) any variances in any of its representations or warranties contained in this Agreement, (ii) any breach of any covenant hereunder by such Party and (iii) any other material development affecting the ability of such Party to consummate the transactions contemplated by this Agreement.

            8F. Exclusivity. None of the Company, the Sellers or any of their respective representatives, officers, directors, agents, stockholders or Affiliates shall directly or indirectly initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer to acquire all or any significant part of the Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any nonpublic information to any third party in connection with an Acquisition Proposal or a Third Party Acquisition, or enter into any agreement, arrangement or understanding requiring the Company or the Sellers to abandon, terminate or fail to consummate the Sale.

            8G. Tax Matters. Except as expressly contemplated by this Agreement, the Sellers and the Company agree to provide the Purchaser with prior written notice before the Sellers and/or the Company make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or the Purchaser.

            8H. Intercompany Obligations/Affiliate Transactions. At the Closing, the Company shall eliminate, cancel and forgive, without recourse, all obligations or liabilities owed to it by, or from it to, any Company Affiliate other than (i) the Manning Note Payable which shall be repaid by the Purchaser to Manning pursuant to Section 1C(iii) hereof; (ii) any such obligations or liabilities between any members of the Company Group; and (iii) other obligations or liabilities incurred in the ordinary course of business consistent with past custom and practice of the type described on Schedule 8H.

            8I. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (i) by the written consent of the Parties;

                  (ii) by the Purchaser, if there has been a material violation or breach by any Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser to close the transactions contemplated by this Agreement and such violation or breach has not been waived by the Purchaser or, in the case of a covenant breach, cured by the Sellers within the earlier of ten days after written notice thereof from the Purchaser and the Closing Date;

                  (iii) by the Sellers, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction or any condition of the obligation of the Sellers to close the transactions contemplated by this Agreement and such violation or breach has not been waived by the Sellers or, with respect to a covenant breach, cured by the Purchaser within the earlier of 10 days after written notice thereof by any Seller and the Closing Date;

                  (iv) by Manning or the Purchaser if the transactions contemplated hereby have not been consummated by December 31, 1997; provided, however, that neither Manning nor the Purchaser shall be entitled to terminate this Agreement pursuant to this Section 8I(iv) if such Person's (or, in the case of Manning, any Seller's) breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                  (v) by Manning or the Purchaser in the event that the Auburn Purchase Agreement is terminated in accordance with the terms thereof.

            8J. Effect of Termination. In the event that this Agreement shall have been terminated pursuant to Section 8I, all further obligations of the Parties under this Agreement (other than pursuant to Section 9B and 11A, which shall continue in full force and effect) shall terminate without further liability or obligation of any Party; provided, however, that (i) no Party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) willful failure of such party to have performed its obligations hereunder or (b) any knowing misrepresentation made by such Party of any matter set forth herein.

            Section 9. Post-Closing Covenants and Agreements. The Parties agree as follows with respect to the period following the Closing.

            9A. Certain Tax Matters.

            (i) The Company shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company for Tax periods which end on or before the Closing Date and which have not been filed as of the Closing Date. The Company shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Any Tax Return filed by the Company after the Closing Date that includes a period prior to the day after the Closing Date shall be prepared on a basis consistent with past practice and shall be forwarded to Manning no less than 60 days prior to the due date for that Tax Return for Manning's review. Manning shall have 30 days from the date of receipt of such Tax Returns in which to object to any portion of a Tax Return (if no such objection is received by the Company within 30 days of Manning's receipt of the Tax Returns, Manning shall be deemed to have approved the Tax Returns). If Manning objects to any portion of a Tax Return forwarded to him, Manning and the Company shall negotiate in good faith to achieve a mutually acceptable reporting position for the Tax Return. If Manning and the Company are not able to reach agreement on a reporting position by the date 15 days prior to the due date for the Tax Return, Manning and the Company shall present their respective positions to an accounting firm of national reputation that has no ties to either Manning or the Company, which shall decide between the two positions, consistent with past practice. The decision of the accounting firm so chosen shall be binding on the parties and the Tax Return shall be so filed.

            (ii) With respect to any Tax periods ending after the Closing Date, the Company may make or change any election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax; provided that the Company shall not take such action without the prior written consent of Manning if such action would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or the Sellers with respect to any Tax periods or portion thereof ending on or prior to the Closing Date.

            (iii) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by each Party and at the requesting Party's expense, in connection with the preparation of the Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

            (iv) Post-Closing Access to Business Records and Accounting Cooperation. The Purchaser agrees that, following the Closing, the Sellers and the Sellers' attorneys, accountants, officers and other representatives, shall have reasonable access, during normal business hours, to the books and records of the Company to the extent they relate to a period prior to the Closing Date (and shall permit such persons to examine and copy at such person's sole expense such books and records to the extent requested by such party), and shall cause the directors, officers and employees of the Company to furnish all information reasonably requested by the Sellers in connection with financial reporting and Tax matters (including financial and Tax audits, preparation of the Tax Returns and Tax contests) and other similar business purposes. The Purchaser shall not permit the Company to destroy or dispose of any such books and records without the prior written consent of the Sellers prior to the sixth anniversary of the Closing Date. On and after the sixth anniversary of the Closing Date, neither the Purchaser nor the Company shall destroy or dispose or allow the destruction or disposition of such books and records without first having offered in writing to deliver such books and records to the Sellers at the Sellers' sole expense. The Purchaser may permit the Company to dispose of the books and records described in such notice if the Sellers shall fail to request copies of such books and records within 90 days after receipt of the notice described in the preceding sentence.

            9B. Press Release and Announcements. None of the Parties nor any of their respective representatives shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Manning and the Purchaser. The foregoing notwithstanding, any such public announcement may be made if required by applicable law or a securities exchange rule, provided that the Party required to make such public announcement shall confer with (i) Manning if such Party is the Purchaser or
(ii) the Purchaser if such Party is any Seller concerning the timing and content of such public announcement before the same is made. For the avoidance of doubt, nothing contained in this Section 9B shall prevent the Purchaser from making any disclosure with respect to this Agreement or the transactions contemplated hereby without the written consent of Manning in connection with (a) any filings made by Purchaser on behalf of itself or the Company with the SBA or the SEC or
(b) the financing by the Purchaser of the transactions contemplated hereby.

            9C. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him, her or its and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expenses of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6).

            9D. Transition. Neither of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the business of the Company to the Purchaser from and after the Closing.

            9E. General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6. The Sellers acknowledge and agree that from and after the Closing the Purchaser, subject to the provisions of Section 9A, will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

            Section 10. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

            "Acquisition Proposal" has the meaning set forth in Section 2BB.

            "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise including a subsidiary within the meaning of ss.155 of the Companies Act 1963.

            "Agreement" has the meaning set forth in the recitals.

            "Ancillary Companies" has the meaning set forth in the recitals.

            "Ancillary Company Transfers" has the meaning set forth in the recitals.

            "Auburn" has the meaning set forth in the recitals.

            "Auburn Business" has the meaning set forth in the recitals.

            "Auburn Purchase Agreement" has the meaning set forth in the recitals.

            "Auburn Shares" has the meaning set forth in the recitals.

            "Board" means the board of directors of the Company.

            "CGTA" means the Capital Gains Tax Act, 1975.

            "Closing" has the meaning set forth in Section 1C.

            "Closing Date" has the meaning set forth in Section 1C.

            "Company" has the meaning set forth in the recitals.

            "Company Affiliates" means any member of the Company Group and any other affiliates of any member of the Company Group or Manning.

            "Company Group" means collectively, Auburn, Sport Socks UK and the Company.

            "Company Intellectual Property" means all of the Intellectual Property rights owned or used by the Company.

            "Confidential Information" has the meaning set forth in Section 5A.

            "Connected Person" means, with respect to any Person, any Person who is, for the purposes of the CGTA, connected with such Person by virtue of
Section 131 of the Finance Act, 1996.

            "CTA" means the Corporation Tax Act, 1976.

            "Employee Benefit Plan" means any oral or written benefit plan, program, agreement or arrangement for the benefit of current or former employees or their respective dependents or beneficiaries, including, without limitation, any bonus, deferred compensation, incentive compensation, severance, share purchase, stock option, stock appreciation, phantom stock, savings, profit sharing, health or other medical, life, disability, travel, accident or other welfare benefit plan or other insurance, supplementary unemployment, pension, retirement or other supplementary retirement program, agreement or arrangement.

            "Encumbrances" has the meaning set forth in Section 3C.

            "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

            "Escrow Account" has the meaning set forth in Section 1D.

            "Escrow Agent" has the meaning set forth in Section 1C(ii).

            "Escrow Agreement" has the meaning set forth in Section 1D.

            "Government Entity" means individually, and "Government Entities" means collectively, the United States of America, Ireland or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company or any of its assets.

            "Guarantee" means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of such Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, to provide reimbursement, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed in the balance sheet of such Person, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.

            "Indebtedness" means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a Guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person's assets, including, without limitation, in each case, all principal, interest premiums, penalties, fees, expenses and brokerage costs. Any Indebtedness denoted in a currency other than U.S. dollars shall be converted into U.S. dollars for purposes of calculating Indebtedness, assuming conversion at the Prevailing Exchange Rate.

            "Indemnification Agreement" shall mean the Indemnification Agreement dated as of November 12, 1997 among the Purchaser, the Sellers and certain other Persons.

            "Indemnitee" has the meaning set forth in Section 6B(iv).

            "Indemnitor" has the meaning set forth in Section 6B(iv).

            "Intellectual Property" means all (i) patents, patent applications, patent disclosures and inventions, as well as any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names and Internet domain names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation, and (v) trade secrets and other confidential information (including, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business, and marketing plans and customer and supplier lists and information).

            "Interim Balance Sheet" has the meaning set forth in Section
2E(i)(b).

            "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

            "Irish GAAP" has the meaning set forth in Section 2E.

            "Knowledge" means actual knowledge after reasonable investigation.

            "Laws" means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

            "Lease" has the meaning set forth in Section 2Y(ii).

            "Leased Property" has the meaning set forth in Section 2Y(ii).

            "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "Lien" or "Liens" means any mortgage, pledge, security interest, encumbrance, encroachment, lien or other defect in title or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

            "Losses" has the meaning set forth in Section 6B(i).

            "Manning" has the meaning set forth in the recitals.

            "Manning Note Payable" has the meaning set forth in Section 1C(iii).

            "Manning Parties" means Manning, Jack Lichtenstein, Gordon Minter, Tom Maurer, Kevin Angliss, Donald Murphy, Stephen Barter, Pat Sugrue and Tom Collins.

            "Material Adverse Effect" means a material and adverse effect upon the business, operations, assets, liabilities, financial condition, operating results, prospects, cash flow, net worth or employee, customer or supplier relations of the Company.

            "Material Contracts" has the meaning set forth in Section 2N(ii).

            "Overlap Period" has the meaning set forth in Section 6B(vi).

            "1996 Balance Sheet" has the meaning set forth in Section 2E.

            "Noncompete Period" has the meaning set forth in Section 5C.

            "Owned Property" has the meaning set forth in Section 2Y(ii).

            "Party" has the meaning set forth in the recitals.

            "Permitted Liens" means (i) Liens for Taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with Irish GAAP, consistently applied) have been established on the Company's books with respect thereto, (ii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property, and (iii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the Company's businesses.

            "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            "Prevailing Exchange Rate" means (a) in the case of any amount denoted in Irish pounds, an exchange rate of U.S.$1.40 to one Irish pound, and
(b) in the case of any amount denoted in a currency other than U.S. dollars or Irish pounds, an amount to be agreed upon by the parties hereto at the date of such determination.

            "Purchase Price" has the meaning set forth in Section 1B(i).

            "Purchaser" has the meaning set forth in the recitals.

            "Purchaser Transaction Costs" has the meaning set forth in Section 11A.

            "Real Property" has the meaning set forth in Section 2Y(ii).

            "Sale" has the meaning set forth in Section 1D.

            "SBA" means the United States Small Business Administration and any successor agency performing the functions thereof.

            "SEC" means the Securities and Exchange Commission and any successor agency performing the functions thereof.

            "Seller Expenses" has the meaning set forth in Section 2Z.

            "Seller Transaction Costs" has the meaning set forth in Section 11A.

            "Sellers" has the meaning set forth in the recitals.

            "Shares" has the meaning set forth in the recitals.

            "Sport Socks UK" has the meaning set forth in the recitals.

            "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

            "Tax" or "Taxes" or "Taxation" means all forms of taxation, duties, imposts, levies, withholding, rates and charges of whatsoever nature whether of Ireland or elsewhere in any part of the world wherever and whenever created or imposed including income tax, corporation tax, advance corporation tax, capital gains tax, capital acquisitions tax, deposit interest retention tax, VAT, sales tax, customs and other import or export duties, excise duties, stamp duty, capital duty, wealth tax, property tax, rates, pay-related social insurance or other similar contributions and generally all taxes, duties, imposts, withholdings, levies, rates and charges of whatsoever nature on or in relation to income, profits, gains, sales, receipts, use or occupation and any taxes, duties, imposts or levies supplementing or replacing any of the foregoing and any and all interests, charges, surcharges, fines and penalties in relation to any of the foregoing.

            "Tax Benefits" has the meaning set forth in Section 6B(iii).

            "Tax Matter" has the meaning set forth in Section 6B(vi).

            "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

            "Third Party Acquisition" has the meaning set forth in Section 2BB.

            "VAT" means value added tax.

            "VAT Act" means the Value Added Tax Act, 1972;

            "Work Product" has the meaning set forth in Section 5B.

            Section 11. Miscellaneous.

            11A. Fees and Expenses. The Purchaser will be responsible for all costs and expenses incurred by the Purchaser in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby ("Purchaser Transaction Costs"), and the Sellers (and not the Company) will pay all costs and expenses incurred by the Sellers or the Company in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby (the "Seller Transaction Costs").

            11B. Remedies. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement. Except as expressly provided in this Agreement, and except as such enforceability may be limited by (x) applicable solvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (y) applicable equitable principles (whether considered in a proceeding at law or in equity), any Party may, in its sole discretion, ask for specific performance (without posting a bond or other security) and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought against the Sellers, either in the same action or in separate actions, as often as the Purchaser deems advisable, until all of the obligations to the Purchaser are paid and performed in full.

            11C. Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by all of the Parties. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

            11D. Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned by the Purchaser without the prior written consent of Manning or by any Seller without the prior written consent of the Purchaser; provided, however, that the Purchaser may assign this Agreement and its rights and obligations hereunder (i) to any of its Affiliates or (ii) following the Closing, in connection with any sale of all or substantially all of the assets, capital stock or business of Purchaser or the Company, provided, however, that the Purchaser shall not be released from any of its obligations hereunder.

            11E. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            11F. Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

            11G. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation".

            11H. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

            11I. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

            11J. Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

            11K. GOVERNING LAW; WAIVER OF JURY TRIAL.

            (i) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT (AND ALL SCHEDULES AND EXHIBITS HERETO), EVEN THOUGH UNDER THAT JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

            (ii) THE PARTIES HERETO AGREE AND ACKNOWLEDGE THAT THE SELECTION OF NEW YORK LAW PURSUANT TO THIS SECTION 11K IS A MATERIAL INDUCEMENT TO THE PURCHASER TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.

            (iii) IF APPLICABLE TO ANY DISPUTE ARISING HEREUNDER, EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP AMONG THEM ESTABLISHED BY THIS AGREEMENT OR ANY OTHER DOCUMENT, AGREEMENT OR INSTRUMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            11L. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchaser and the Sellers at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

      The Sellers:

            c/o Mr. James P. Manning
            930 Fifth Avenue
            New York, New York 10021
            Facsimile: 212 689-3874

      with copies to:
      (the delivery of which shall not constitute the delivery of a notice to any Seller)

            White & Case
            1155 Avenue of the Americas
            New York, NY 10036
            Attention:  Anthony F. Kahn, Esq.
            Facsimile:  212-354-8113

            and

            Mr. Jack Lichtenstein
            225 West 34th St., Suite 1600
            New York, NY  10022
            Facsimile:  212-268-9441

      The Purchaser:

            GCIH, Inc.
            1333 Broadway, 7th Floor
            New York, NY 10018
            Attention:  Mr. Richard Solar
            Facsimile:  212-268-5122

      with a copy to:

            Gerber Childrenswear, Inc.
            7005 Pelham Road
            Greenville, SC  29615
            Attention:  David Uren
            Facsimile:  864-987-5499
      and a copy to:
      (the delivery of which shall not constitute the delivery of a notice to the Purchaser)

            Kirkland & Ellis
            153 East 53rd Street
            New York, NY  10022
            Attention:  Kirk A. Radke, Esq.
            Facsimile:  212-446-4900

            11M. Jurisdiction and Venue. SUBJECT TO SECTION 11K, ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE COMPANY, THE PURCHASER OR THE SELLERS WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH OF THE PURCHASER AND THE SELLERS ACCEPTS FOR ITSELF, HIMSELF OR HERSELF AND IN CONNECTION WITH ITS, HIS OR HER RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE PURCHASER AND THE SELLERS HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. THE PURCHASER AND THE SELLERS DESIGNATE AND APPOINT CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019 (AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY SUCH PERSON WITH THE CONSENT OF THE PURCHASER) TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PURCHASER AND THE SELLERS TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PURCHASER OR THE SELLERS AT SUCH PERSON'S RESPECTIVE ADDRESSES PROVIDED HEREIN. TO THE EXTENT PERMITTED BY LAW, IF ANY AGENT APPOINTED BY THE PURCHASER OR THE SELLERS REFUSES TO ACCEPT SERVICE, SUCH PERSON HEREBY AGREES THAT SERVICE UPON SUCH PERSON BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE.

            11N. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                                    * * * * *

            IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

                                    GCIH, INC.


                                    By: /s/ Richard Solar
                                        -----------------------------
                                        Name:   RICHARD SOLAR
                                        Title:  Senior Vice President


                                    /s/ James P. Manning
                                    ---------------------------------
                                    JAMES P. MANNING


                                    /s/ Eileen Manning
                                    ---------------------------------
                                    EILEEN MANNING